For period ending  9-30-95
File number 811 -  5888



77(C).    Matters submitted to a vote of security holders

          a.   Meeting of Shareholders - April 5, 1995

          b.   Directors elected:

               Richard G. Capen, Jr.        E. Graham Holloway
               H. Frederick Christie        Leonade D. Jones
               Alan W. Clements             William H. Kling
               Robert B. Egelston           Norman R. Weldon
               Alan Greenway                Patricia K. Woolf
               William R. Grimsley

          c. Ratification or rejection of the selection by the Board of Directors of Deloitte & Touche LLP as independent public accountants of the Fund for the fiscal year ending September 30, 1995

Votes:      Affirmative        Negative       Abstain

            101,067,475        817,657        3,581,844